Exhibit 4.1

ZEDGE, INC.

AMENDED AND RESTATED

2016 STOCK OPTION AND INCENTIVE PLAN

Adopted as of May 23, 2016

(Amended and Restated effective March 23, 2022)

1.	Purpose; Types of Awards; Construction.

The purpose of the Zedge, Inc. 2016 Stock Option and Incentive Plan (the “Plan”) is to provide incentives to executive officers, employees, directors and consultants of Zedge, Inc. (the “Company”), or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as executive officers, employees, directors or consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended, and shall be interpreted in a manner consistent with the requirements thereof.

2.	Definitions.

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a) “Agreement” shall mean a written agreement entered into between the Company and a Grantee in connection with an award under the Plan.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Change in Control” means a change in ownership or control of the Company effected through either of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) any corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Class B Common Stock, or (D) any person who, as of October 30, 2020, owned more than 25% of the combined voting power of the Company’s then outstanding voting securities, or affiliates or family members thereof), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) during any period of not more than two consecutive years, not including any period prior to the initial adoption of this Plan by the Board, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(d) “Class B Common Stock” shall mean shares of Class B Common Stock, par value $.01 per share, of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” shall mean the Compensation Committee of the Board or such other committee as the Board may designate from time to time to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.

(g) “Company” shall mean Zedge, Inc., a corporation incorporated under the laws of the State of Delaware, or any successor corporation.

(h) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of officer, employee, director or consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers between locations of the Company or among the Company, any Related Entity or any successor in any capacity of officer, employee, director or consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of officer, employee, director or consultant (except as otherwise provided in the applicable Agreement). An approved leave of absence shall include sick leave, short-term disability, maternity leave, military leave (including without limitation service in the National Guard or the Army Reserves) and any other personal leave approved by the Company or the Committee. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days unless reemployment upon expiration of such leave is guaranteed by statute or contract.

(i) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation of the Company with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 80% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined in the Exchange Act) acquired 25% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect).

(j) “Disability” shall mean cause for termination of a Grantee’s employment or service due to a determination that the Grantee is disabled in accordance with a long-term disability insurance program maintained by the Company or a total and permanent disability as defined in Code Section 22(e)(3).

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” per share as of a particular date shall mean (i) the closing sale price per share of Class B Common Stock on the national securities exchange on which the Class B Common Stock is principally traded for the last preceding date on which there was a sale of Class B Common Stock on such exchange, or (ii) if the shares of Class B Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Class B Common Stock in such over-the-counter market for the last preceding date on which there was a sale of Class B Common Stock in such market, or (iii) if the shares of Class B Common Stock are not then readily tradable on an established securities market, such value as the Committee, in its sole discretion, shall determine, provided however that such determination (A) with respect to Nonqualified Stock Options, shall be in good faith using a “reasonable application of a reasonable valuation method” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B), and (B) with respect to Incentive Stock Options, shall be in a manner that satisfies the applicable requirements of Code Section 422.

(m) “Grantee” shall mean a person who receives a grant of Options or Restricted Stock under the Plan.

(n) “Incentive Stock Option” shall mean any option intended to be, and designated as, an incentive stock option within the meaning of Section 422 of the Code.

(o) “Insider” shall mean a Grantee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

(p) “Insider Trading Policy” shall mean the Insider Trading Policy of the Company, as may be amended from time to time.

(q) “Non-Employee Director” means an independent member of the Board, as determined by the Board, who is not an employee of the Company or any Subsidiary.

(r) “Non-Employee Director Annual Grant” shall mean an award of a number of shares of Restricted Stock with a value of $30,000 based on the average closing prices of the Class B common stock on the NYSE American for the calendar month preceding the date of grant.

(s) “Non-Employee Director Grant Date” shall mean January 5 of the applicable year (or the following business day if January 5 is not a business day).

(t) “Nonqualified Stock Option” shall mean any option not designated as an Incentive Stock Option.

(u) “Option” or “Options” shall mean a grant to a Grantee of an option or options to purchase shares of Class B Common Stock.

(v) “Option Agreement” shall have the meaning set forth in Section 6 of the Plan.

(w) “Option Price” shall mean the exercise price of the shares of Class B Common Stock covered by an Option.

(x) “Parent” shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an award under the Plan, each of the companies other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(y) “Related Entity” means any Parent, Subsidiary or any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly. The term “substantial ownership interest” means the possession, directly or indirectly, of the power to direct the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(z) “Restricted Period” shall have the meaning set forth in Section 9(b) of the Plan.

(aa) “Restricted Stock” means shares of Class B Common Stock issued under the Plan to a Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of refusal, repurchase provisions, forfeiture provisions and other terms and conditions as shall be determined by the Committee.

(bb) “Related Entity Disposition” means the sale, distribution or other disposition by the Company of all or substantially all of the Company’s interest in any Related Entity effected by a sale, merger or consolidation or other transaction involving such Related Entity or the sale of all or substantially all of the assets of such Related Entity.

(cc) “Retirement” shall mean a Grantee’s retirement in accordance with the terms of any tax-qualified retirement plan maintained by the Company or any of its affiliates in which the Grantee participates.

(dd) “Rule 16b-3” shall mean Rule 16b-3, as from time to time in effect, promulgated under the Exchange Act, including any successor to such Rule.

(ee) “Subsidiary” shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Companyv if each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(ff) “Tax Event” shall have the meaning set forth in Section 15 of the Plan.

(gg) “Ten Percent Stockholder” shall mean a Grantee who at the time an Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total number of shares or of the combined voting power, in each case, of all classes of stock of the Company or any Parent.

3.	Administration.

(a) The Plan shall be administered by the Committee.

(b) The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options and Restricted Stock; to determine which options shall constitute Incentive Stock Options and which Options shall constitute Nonqualified Stock Options; to determine the purchase price of the shares of Class B Common Stock covered by each Option; to determine the persons to whom, and the time or times at which awards shall be granted; to determine the number of shares to be covered by each award; to interpret the Plan and any award under the Plan; to reconcile any inconsistent terms in the Plan or any award under the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend awards, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c) All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any awards under this Plan. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

(d) The Committee may delegate to one or more executive officers of the Company the authority to (i) grant awards under the Plan to employees of the Company and its Subsidiaries who are not officers or directors of the Company, (ii) execute and deliver documents or take such other ministerial actions on behalf of the Committee with respect to awards and (iii) to make interpretations of the Plan. The grant of authority in this Section 3(d) shall be subject to such conditions and limitations as may be determined by the Committee. If the Committee delegates authority to any such executive officer or executive officers of the Company pursuant to this Section 3(d), and such executive officer or executive officers grant awards pursuant to such delegated authority, references in this Plan to the “Committee” as they relate to such awards shall be deemed to refer to such executive officer or executive officers, as applicable.

4.	Eligibility.

Awards may be granted to executive officers, employees, directors and consultants of the Company or of any Subsidiary. In addition to any other awards granted to Non-Employee Directors hereunder, awards shall be granted to Non-Employee Directors pursuant to Section 10 of the Plan. In determining the persons to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.	Stock.

(a) The maximum number of shares of Class B Common Stock reserved for the grant of awards under the Plan shall be 2,531,000 (which includes 685,000 shares reserved in a separate pool for awards under Section 711(c) of the NYSE American Company Guide, all of which shall, except as provided for herein, be subject to the same provisions related to grants provided herein), all of which may, but need not, be issued with respect to Incentive Stock Options, subject to adjustment as provided in Section 11 of the Plan. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company.

(b) If any outstanding award under the Plan should, for any reason expire, be canceled or be forfeited without having been exercised in full, the shares of Class B Common Stock allocable to the unexercised, canceled or terminated portion of such award shall (unless the Plan shall have been terminated) become available for subsequent grants of awards under the Plan, unless otherwise determined by the Committee.

6.	Terms and Conditions of Options.

(a) OPTION AGREEMENT. Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Option Agreement. For purposes of interpreting this Section 6, a director’s service as a member of the Board or a consultant’s service shall be deemed to be employment with the Company.

(b) NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Class B Common Stock to which the Option relates.

(c) TYPE OF OPTION.  Each Option Agreement shall specifically state that the Option constitutes an Incentive Stock Option or a Nonqualified Stock Option. In the absence of such designation, the Option will be deemed to be a Nonqualified Stock Option.

(d) OPTION PRICE. Each Option Agreement shall state the Option Price, which, in the case of an Incentive Stock Option, shall not be less than one hundred percent (100%) of the Fair Market Value of the shares of Class B Common Stock covered by the Option on the date of grant. The Option Price shall be subject to adjustment as provided in Section 9 of the Plan.

(e) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash or in shares of Class B Common Stock having a Fair Market Value equal to such Option Price or in a combination of cash and Class B Common Stock including a cashless exercise procedure through a broker-dealer or otherwise; provided, however, that in the case of an Incentive Stock Option, the medium of payment shall be determined at the time of grant and set forth in the applicable Option Agreement.

(f) TERM AND EXERCISABILITY OF OPTIONS. Each Option Agreement shall provide the exercise schedule for the Option as determined by the Committee, provided, that, the Committee shall have the authority to accelerate the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period will be ten (10) years from the date of the grant of the option unless otherwise determined by the Committee; provided, however, that in the case of an Incentive Stock Option, such exercise period shall not exceed ten (10) years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 6(g) and 6(h) of the Plan. An Option may be exercised, as to any or all full shares of Class B Common Stock as to which the Option has become exercisable, by written notice delivered in person or by mail to the administrator designated by the Company, specifying the number of shares of Class B Common Stock with respect to which the Option is being exercised.

(g) TERMINATION OF CONTINUOUS SERVICE. Except as expressly provided for in an applicable Option Agreement or as provided in this Section 6(g) and in Section 6(h) of the Plan, an Option may not be exercised unless the Grantee is then in the employ of, or maintaining a director or consultant relationship with, or otherwise a service provider to, the Company or a Subsidiary thereof (or a company or a Parent or Subsidiary of such company issuing or assuming the Option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained in Continuous Service with the Company or any Subsidiary since the date of grant of the Option. In the event that the Continuous Service of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are exercisable at the time of Grantee’s termination may, unless earlier terminated in accordance with their terms, be exercised within one hundred eighty (180) days after the date of termination (or such different period as the Committee or the applicable Option Agreement shall prescribe).

(h) DEATH, DISABILITY OR RETIREMENT OF GRANTEE. Unless otherwise expressly provided for in an Option Agreement, if a Grantee shall die while providing Continuous Service or if the Grantee’s Continuous Service shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within three hundred sixty five (365) days after the death or Disability of the Grantee (or such different period as the applicable Option Agreement or the Committee shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the Continuous Service of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within one hundred eighty (180) days after the date of such Retirement (or such different period as the applicable Option Agreement or the Committee shall prescribe).

(i) Notwithstanding anything to the contrary herein, the Committee may reprice (or undertake any program or other action that is considered to be a repricing under formal or informal guidance issued by the exchange or market on which the Company’s Class B Common Stock then trades or is quoted) any Option without the approval of the stockholders of the Company. For this purpose, “reprice” means: (i) lowering the Option Price of an Option after it is granted when its Option Price exceeds the then Fair Market Value of a share of Class B Common Stock, (ii) cancelling an Option at a time when its Option Price exceeds the then Fair Market Value of a share of , in exchange for another Option, Restricted Stock, payments in cash or any combination of another Option, Restricted Stock or payments in cash, or (iii) other action or series of actions that has the same or similar effect to the foregoing.

(j) OTHER PROVISIONS. The Option Agreements evidencing awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Committee may determine.

7.	Nonqualified Stock Options.

Options granted pursuant to this Section 7 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 6 of the Plan.

8.	Incentive Stock Options.

Options granted pursuant to this Section 8 are intended to constitute Incentive Stock Options and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 6 of the Plan:

(a) LIMITATION ON VALUE OF SHARES. To the extent that the aggregate Fair Market Value of shares of Class B Common Stock subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Subsidiary) exceeds $100,000, such excess Options, to the extent of the shares covered thereby in excess of the foregoing limitation, shall be treated as Nonqualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the shares of Class B Common Stock shall be determined as of the date that the Option with respect to such shares was granted.

(b) TEN PERCENT STOCKHOLDER. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, (i) the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Class B Common Stock on the date of grant of such Incentive Stock Option, and (ii) the exercise period shall not exceed five (5) years from the date of grant of such Incentive Stock Option.

9.	Restricted Stock.

The Committee may award shares of Restricted Stock to any eligible executive officer, employee, director or consultant of the Company or of any Subsidiary. Each award of Restricted Stock under the Plan shall be evidenced by a written Agreement between the Company and the Grantee, in such form as the Committee shall from time to time approve, which Agreement shall comply with and be subject to the following terms and conditions, unless otherwise specifically provided in such Agreement:

(a) NUMBER OF SHARES. Each Agreement shall state the number of shares of Restricted Stock to be subject to an award.

(b) RESTRICTIONS. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the “Restricted Period”). The Committee may also impose such additional or alternative restrictions and conditions on the shares as it deems appropriate including, but not limited to, the satisfaction of performance criteria. Such performance criteria may include sales, earnings before interest and taxes, return on investment, earnings per share, any combination of the foregoing or rate of growth of any of the foregoing, as determined by the Committee. The Company may, at its option, maintain issued shares in book entry form. Certificates, if any, for shares of stock issued pursuant to Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, any such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such award.

(c) FORFEITURE. Subject to such exceptions as may be determined by the Committee, if the Grantee’s Continuous Service with the Company or any Subsidiary shall terminate for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions (after taking into account the provisions of Subsection (e) of this Section 9) shall thereupon be forfeited by the Grantee and transferred to, and retired by, the Company without cost to the Company or such Subsidiary, and such shares shall become available for subsequent grants of awards under the Plan, unless otherwise determined by the Committee.

(d) OWNERSHIP. During the Restricted Period, the Grantee shall possess all incidents of ownership of such shares, subject to Subsection (b) of this Section 9, including the right to receive dividends with respect to such shares and to vote such shares.

(e) ACCELERATED LAPSE OF RESTRICTIONS. Upon the occurrence of any of the events specified in Section 12 of the Plan (and subject to the conditions set forth therein), all restrictions then outstanding on any shares of Restricted Stock awarded under the Plan shall lapse as of the applicable date set forth in Section 12. The Committee shall have the authority (and the Agreement may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period with respect to any or all of the shares of Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

10.	Non-Employee Director Restricted Stock.

The provisions of this Section 10 shall apply only to certain grants of Restricted Stock to Non-Employee Directors, as provided below. Except as set forth in this Section 10, the other provisions of the Plan shall apply to grants of Restricted Stock to Non-Employee Directors to the extent not inconsistent with this Section. For purposes of interpreting Section 6 of the Plan and this Section 10, a Non-Employee Director’s service as a member of the Board or the board of directors of any Subsidiary shall be deemed to be employment with the Company.

(a) GENERAL. Non-Employee Directors shall receive Restricted Stock in accordance with this Section 10. Restricted Stock granted pursuant to this Section 10 shall be subject to the terms of such section and shall not be subject to discretionary acceleration of vesting by the Committee. Unless determined otherwise by the Committee, Non-Employee Directors shall not receive separate and additional grants hereunder for being a Non-Employee Director of (i) the Company and a Subsidiary or (ii) more than one Subsidiary.

(b) INITIAL GRANTS OF RESTRICTED STOCK. A Non-Employee Director who first becomes a Non-Employee Director shall receive a pro-rata amount (based on quarter(s) of service following the date the Non-Employee Director was appointed as a Non-Employee Director on the next Non-Employee Director Annual Grant.

(c) ANNUAL GRANTS OF RESTRICTED STOCK. On the Non-Employee Director Grant Date, each Non-Employee Director who attended at least 75% of the regularly scheduled meetings of the Board of Directors during the previous calendar year shall receive a Non-Employee Director Annual Grant; provided, however that a Non-Employee Director first appointed during the previous calendar year shall receive only the initial grant of restricted stock as set forth in Section 10(b). Upon departure, a Non-Employee Director shall receive a pro-rata amount (based on quarter(s) of service) on the Non-Employee Director Grant Date following his/her departure.

(d) VESTING OF RESTRICTED STOCK. Restricted Stock granted under this Section 10 shall be fully vested upon grant.

11.	Effect of Certain Changes.

(a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of any extraordinary dividend, stock dividend, recapitalization, merger, consolidation, stock split, warrant or rights issuance, or combination or exchange of such shares, or other similar transactions, the Committee shall equitably adjust (i) the maximum number of Options or shares of Restricted Stock that may be awarded to a Grantee in any calendar year (as provided in Section 5 hereof), (ii) the number of shares of Class B Common Stock available for awards under the Plan, (iii) the number and/or kind of shares covered by outstanding awards and (iv) the price per share of Options so as to reflect such event and preserve the value of such awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

(b) CHANGE IN CLASS B COMMON STOCK. In the event of a change in the Class B Common Stock as presently constituted that is limited to a change of all of its authorized shares of Class B Common Stock, into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Class B Common Stock within the meaning of the Plan.

12.	Corporate Transaction; Change in Control; Related Entity Disposition.

(a) CORPORATE TRANSACTION. In the event of a Corporate Transaction, each award which is at the time outstanding under the Plan shall automatically become fully vested and exercisable and, in the case of an award of Restricted Stock, shall be released from any restrictions on transfer (except with regard to the Insider Trading Policy and such other agreements between the Grantee and the Company) and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction. Effective upon the consummation of the Corporate Transaction, all outstanding awards of Options under the Plan shall terminate, unless otherwise determined by the Committee. However, all such awards shall not terminate if the awards are, in connection with the Corporate Transaction, assumed by the successor corporation or Parent thereof.

(b) CHANGE IN CONTROL. In the event of a Change in Control (other than a Change in Control which is also a Corporate Transaction), each award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and, in the case of an award of Restricted Stock, shall be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Change in Control.

(c) RELATED ENTITY DISPOSITION. The Continuous Service of each Grantee (who is primarily engaged in service to a Related Entity at the time it is involved in a Related Entity Disposition) shall terminate effective upon the consummation of such Related Entity Disposition, and each outstanding award of such Grantee under the Plan shall become fully vested and exercisable and, in the case of an award of Restricted Stock, shall be released from any restrictions on transfer (except with regard to the Insider Trading Policy and such other agreements between the Grantee and the Company). Unless otherwise determined by the Committee, the Continuous Service of a Grantee shall not be deemed to terminate (and each outstanding award of such Grantee under the Plan shall not become fully vested and exercisable and, in the case of an award of Restricted Stock, shall not be released from any restrictions on transfer) if (i) a Related Entity Disposition involves the spin-off of a Related Entity, for so long as such Grantee continues to remain in the service of such entity that constituted the Related Entity immediately prior to the consummation of such Related Entity Disposition (“SpinCo”) in any capacity of officer, employee, director or consultant or (ii) an outstanding award is assumed by the surviving corporation (whether SpinCo or otherwise) or its parent entity in connection with a Related Entity Disposition.

(d) SUBSTITUTE AWARDS. The Committee may grant awards under the Plan in substitution of stock-based incentive awards held by employees, consultants or directors of another entity who become employees, consultants or directors of the Company or any Subsidiary by reason of a merger or consolidation of such entity with the Company or any Subsidiary, or the acquisition by the Company or a Subsidiary of property or equity of such entity, upon such terms and conditions as the Committee may determine, and such awards shall not count against the share limitation set forth in Section 5 of the Plan.

13.	Period During which Awards May Be Granted.

Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from May 23, 2016, the date the Board adopted the Plan.

14.	Transferability of Awards.

(a) Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by the laws of descent and distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee or his or her guardian or legal representative.

(b) Nonqualified Stock Options shall be transferable in the manner and to the extent acceptable to the Committee, as evidenced by a writing signed by the Company and the Grantee. Nonqualified Stock Options shall be transferable by a Grantee as a gift to the Grantee’s “family members” (as defined in Form S-8) under such terms and conditions as may be established by the Committee; provided that the Grantee receives no consideration for the transfer. Notwithstanding the transfer by a Grantee of a Nonqualified Stock Option, the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer (including, without limitation, the Insider Trading Policy) and the Grantee will continue to remain subject to the withholding tax requirements set forth in Section 15 hereof.

(c) The terms of any award granted under the Plan, including the transferability of any such award, shall be binding upon the executors, administrators, heirs and successors of the Grantee.

(d) Each Grantee who receives an award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities. By way of example, and not limitation, Restricted Stock shall remain subject to the Insider Trading Policy after the Restricted Period.

15.	Agreement by Grantee regarding Withholding Taxes.

If the Committee shall so require, as a condition of exercise of an Option or the expiration of a Restricted Period (each a “Tax Event”), each Grantee shall agree that no later than the date of the Tax Event, the Grantee will pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the Tax Event. Unless determined otherwise by the Committee, a Grantee shall permit, to the extent permitted or required by law, the Company to withhold federal, state and local taxes of any kind required by law to be withheld upon the Tax Event from any payment of any kind due to the Grantee. Unless otherwise determined by the Committee, any such above-described withholding obligation may, in the discretion of the Company, be satisfied by the withholding by the Company or delivery to the Company of Class B Common Stock.

16.	Rights as a Stockholder.

Except as provided in Section 9(d) of the Plan, a Grantee or a transferee of an award shall have no rights as a stockholder with respect to any shares covered by the award until the date of the issuance of such shares to him or her. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such shares are issued, except as provided in Section 11(a) of the Plan.

17.	No Rights to Employment; Forfeiture of Gains.

Nothing in the Plan or in any award granted or Agreement entered into pursuant hereto shall confer upon any Grantee the right to continue as a director of, in the employ of, or in a consultant relationship with, the Company or any Subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such Agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary to terminate such Grantee’s employment or consulting relationship. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or in a consultant relationship with, or a director of the Company or any Subsidiary. The Agreement for any award under the Plan may require the Grantee to pay to the Company any financial gain realized from the prior exercise, vesting or payment of the award in the event that the Grantee engages in conduct that violates any non-compete, non-solicitation or non-disclosure obligation of the Grantee under any agreement with the Company or any Subsidiary, including, without limitation, any such obligations provided in the Agreement.

18.	Beneficiary.

A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

19.	Approval; Amendment and Termination of the Plan.

(a) APPROVAL. The Plan initially became effective when adopted by the Board on May 23, 2016 and shall terminate on the tenth anniversary of such date (except as to awards outstanding on that date). The Plan was ratified by the Company’s stockholder on May 24, 2016. The Board amended the Plan: (A) on September 29, 2016 to, among other things, (i) increase the amount of authorized shares under the Plan to 691,000 shares of Class B Common Stock and (ii) change the vesting of the Non-Employee Director Annual Grant to immediate, which amendment was ratified by the Company’s stockholders on January 17, 2017; (B) on November 9, 2017 to (i) increase the amount of authorized shares under the Plan to 1,041,000 shares of Class B Common Stock and (ii) allow for the Non-Employee Director Annual Grant to be paid in cash, instead of Class B Common Stock, which amendments were ratified by the Company’s stockholders on January 17, 2018; (C) on October 24, 2018 to change the Non-Employee Director Annual Grant to a Non-Employee Director Bi-Annual Grant, which amendment was ratified by the Company’s stockholders on January 15, 2019; (D) on October 24, 2019 to change the Non-Employee Director Bi-Annual Grant from an award of a number of shares of Restricted Stock with a value of $15,000 to an award of a number of shares of Restricted Stock with a value of $8,750; (E) on November 7, 2019 to (i) increase the amount of authorized shares under the Plan to 1,271,000 shares of Class B Common Stock and (ii) increase the maximum number of options that a grantee can receive in a calendar year to from 60,000 to 100,000; the Company’s stockholders ratified such amendments to the Plan on January 13, 2020; (F) on November 18, 2020 to (i) increase the amount of authorized shares under the Plan to 1,521,000 shares of Class B Common Stock, (ii) remove the 100,000 maximum number of options that a grantee can receive in a calendar year, (iii) allow the Compensation Committee to reprice options without stockholder approval and (iv) conform the Plan to current tax laws; the Company’s stockholders ratified such amendments to the Plan on January 11, 2021; (G) on October 20, 2021 to (i) increase the amount of authorized shares under the Plan by 325,000 to 1,846,000 shares of Class B Common Stock and (ii) change the Non-Employee Director Bi-Annual Grant to an Annual Grant of a number of shares of Restricted Stock with a value of $30,000; the Company’s stockholders ratified such amendments to the Plan on January 12, 2022; and (H) on March 23, 2022 to increase the maximum number of shares of Class B Common Stock reserved for the grant of awards under the Plan by 685,000 shares to 2,531,000 shares, with such 685,000 shares to be reserved in a separate pool for awards under Section 711(c) of the NYSE American Company Guide.

(b) AMENDMENT AND TERMINATION OF THE PLAN. The Board, or the Committee if so delegated by the Board, at any time and from time to time may suspend, terminate, modify or amend the Plan; however, unless otherwise determined by the Board, or the Committee if applicable, an amendment that requires stockholder approval in order for the Plan to continue to comply with any law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Section 11(a) of the Plan, no suspension, termination, modification or amendment of the Plan may adversely affect any award previously granted, unless the written consent of the Grantee is obtained.

20.	Governing Law.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

21.	Section 409A of the Code.

It is the intention of the Company that no award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 21, and the Plan and the terms and conditions of all awards shall be interpreted accordingly. The terms and conditions governing any awards that the Committee determines will be subject to Section 409A of the Code shall be set forth in the applicable award Agreement and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, if one or more of the payments or benefits received or to be received by a Grantee pursuant to an award would cause the Grantee to incur any additional tax or interest under Section 409A of the Code, the Committee may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Grantee for any tax, interest, or penalties that Grantee might owe as a result of the grant, holding, vesting, exercise, or payment of any award under the Plan.

APPENDIX FOR GRANTEES IN ISRAEL

The purpose of this Appendix is to set forth specific procedures to be followed in the event any Awards are granted to Israeli Grantees so that the Israeli Grantees are able to enjoy tax treatment of such Awards under the Israeli ITO that is substantially similar to the tax treatment of Awards already contemplated under the Plan for non-Israeli Grantees. This Appendix has been adopted by the Compensation Committee of the Board (the “Committee”) under its authority as set forth in Section 19(b) of the Plan. Because this Appendix contains only procedural terms that are designed to enable Israeli Grantees to receive substantially similar tax treatment as already contemplated under the Plan, this Appendix is deemed not to be a material amendment to the Plan.

1.	General

1.1.	This Appendix for Grantees in Israel (this “Appendix”) to the Amended and Restated 2016 Stock Option and Incentive Plan of Zedge, Inc. (as amended and restated to date, the “Plan”) is effective as of March 31, 2022 (the “Effective Date”) and has been adopted by the Committee pursuant to Section 19(b) of the Plan.

1.2.	This Appendix shall apply only to persons who are executive officers, employees, directors or consultants of an Israeli resident Related Entity and deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to grants of equity awards (the “Israeli Grantees”).

1.3.	This Appendix is to be read as a continuation of the Plan and only modifies the terms of Awards granted to Israeli Grantees so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of the Israeli ITO (as defined below), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of Grantees.

1.4.	The Plan and this Appendix are complementary to each other and shall be deemed as one. In any case of contradiction with respect to Awards granted to Israeli Grantees, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail.

2.	Definitions

Any capitalized term not specifically defined in this Appendix shall be construed according to the definition or interpretation given to it in the Plan. The following additional definitions will apply to grants made pursuant to this Appendix:

“Administrator” means the Board or the Committee or any executive officer of the Company authorized by the Committee pursuant to Section 3(d) of the Plan.

“Award” means, solely for the purpose of this Appendix, individually or collectively, Options or Restricted Stock, granted by the Company to an Israeli Grantee, in accordance with the provisions of the Plan, provided that they are payable only or settled only using shares of Class B Common Stock.

“Award Share” means a share of Class B Common Stock issued upon exercise of an Award or vesting of an Award, as applicable, or, if applicable, a freely transferable share issued to a Grantee not resulting from another type of Award.

“102 Award” means a grant of an Award to an Eligible 102 Grantee pursuant to the provisions of Section 102 of the ITO, the Rules, and any other regulations, rulings, procedures or clarifications promulgated thereunder, or under any other section of the ITO that will be relevant for such issuance in the future.

“102 Capital Gains Track Award” means a 102 Trustee Award qualifying for the special tax treatment under the Capital Gains Track.

“102 Ordinary Income Track Award” means a 102 Trustee Award qualifying for the ordinary income tax treatment under the Ordinary Income Track.

“102 Non-Trustee Award” means an Award granted to an Eligible 102 Grantee pursuant to Section 102(c) of the ITO, which will not be subject to a Taxation Track and will not be held in Trust.

“102 Trustee Award” means an Award granted pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Awards and 102 Ordinary Income Track Awards.

“3(i) Award” means an Award granted to an Israeli Grantee who is not an Eligible 102 Grantee, which is subject to taxation pursuant to Section 3(i) of the ITO.

“Beneficial Grantee” means the Grantee for the benefit of whom the Trustee holds an Award in Trust.

“Capital Gains Track” means the capital gains tax track under Sections 102(b)(2) or 102(b)(3) of the ITO.

“Controlling Shareholder” means a “Controlling Shareholder”, as such term is defined in Section 102, as may be amended or replaced from time to time.

“Election” means the Company’s choice of the type (as between Capital Gains Track or Ordinary Income Track) of 102 Trustee Grants it will make under the Plan and this Appendix, as filed with the ITA.

“Eligible 102 Grantee” means any Israeli Grantee who is an Employee, a Non-Employee Director or an executive officer of an Israeli Related Entity, and who is not a Controlling Shareholder.

“Israeli Related Entity” an Israeli resident Related Entity of the Company and with respect to Eligible 102 Grantee, an “Employing Company” as such terms defined under Section 102.

“ITA” means the Israel Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version), 5721-1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

“Required Holding Period” means the requisite period prescribed by the ITO, or such other period as may be required by the ITA, with respect to 102 Award, during which Awards or shares of Class B Common Stock granted or issued by the Company must be held by the Trustee for the benefit of the Israeli Grantee.

“Ordinary Income Track” means the ordinary income track under Section 102(b)(1) of the ITO.

“Rights” means rights issued in respect of shares of Class B Common Stock, including but not limited to bonus shares of Class B Common Stock.

“Rules” means the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003.

“Section 102” shall mean the provisions of Section 102 of the ITO, as amended from time to time.

“Tax” means any and all federal, provincial, state and local taxes of any applicable jurisdiction, and other governmental fees, charges, duties, impositions and liabilities of any kind whatsoever, including social security, national health insurance or similar compulsory payments, together with all interest, linkage for inflation, penalties and additions imposed with respect to such amounts.

“Taxation Track” means each of the Ordinary Income Track or the Capital Gains Track.

“Trust” means the holding of an Award or an Award Share by the Trustee in Trust for the benefit of the Beneficial Grantee pursuant to the instructions of a Taxation Track.

“Trustee” means a person or entity designated by the Board to serve as a trustee or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO, as may be replaced from time to time in accordance with the provisions of the ITO.

3.	Types of Awards and Section 102 Election

3.1.	102 Trustee Awards shall be granted pursuant to either (a) the Capital Gains Track or (b) the Ordinary Income Track. The Company’s Election regarding the type of 102 Trustee Award it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Award that it chooses to make only after the passage of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election, or following the lapse of any shorter or longer period, if provided by applicable law. For the avoidance of doubt, such Election shall not prevent the Company from granting 102 Non-Trustee Awards to Eligible 102 Grantees at any time.

3.2.	Eligible 102 Grantees may receive only 102 Trustee Awards or 102 Non-Trustee Awards under this Appendix. Israeli Grantees who are not Eligible 102 Grantees may be granted only 3(i) Awards under this Appendix.

3.3.	No 102 Trustee Awards may be made effective pursuant to this Appendix until 30 days after the requisite filings required by the ITO and the Rules have been made with the ITA.

3.4.	The Agreement, or other documents evidencing the Awards granted pursuant to the Plan and this Appendix shall indicate whether the Award granted is a 102 Trustee Award, a 102 Non-Trustee Award or a 3(i) Award; and, if the grant is a 102 Trustee Award, whether it is a 102 Capital Gains Track Award or a 102 Ordinary Income Track Award. Notwithstanding Section 6(c) of the Plan, for Israeli Grantees the Agreement should not specify whether an Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

3.5.	Unless provided otherwise under the Supervising Trustee Arrangement (as defined below), the Company shall provide the Trustee with a certified copy of the specific resolution of the Administrator approving the grant of the 102 Trustee Awards and a list with the grant details, all within 45 days from the Grant Date. Within ninety (90) days following such resolution, the Administrator shall provide the Trustee with fully executed copies of the corresponding Agreements.

4.	Terms and Conditions of 102 Trustee Awards

4.1.	Unless otherwise determined by the ITO and/or the ITA and subject to Section 3.3 of this Appendix, each 102 Trustee Award will be deemed granted on the date of grant set forth in the Agreement, and shall be subject to compliance with the requirements of Section 102 and the execution of any document by the Israeli Grantee required pursuant to this Section 4.

4.2.	Each 102 Trustee Award granted to an Eligible 102 Grantee and each certificate (which may be in book entry form) for Award Shares or for any shares of Class B Common Stock issued subsequently following any realization of Rights derived from the Awards, representing Award Shares, shall be issued to the Trustee (and under the Supervising Trustee Arrangement, the Eligible 102 Grantee shall not sell or make any other disposition by itself, if applicable, through the Global Broker, all as defined in Section 4.11 below) and shall be held in trust for the benefit of the Beneficial Grantee for the Required Holding Period.

4.3.	Each 102 Trustee Award shall be subject to the relevant terms of Section 102 and the ITO, as may be amended or replaced from time to time, which shall be deemed an integral part of the 102 Trustee Award and shall prevail over any term contained in the Plan, this Appendix or any agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Appendix or the Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant to the Section 102 shall be binding on the Eligible 102 Grantee.

4.4.	The Trustee and the Eligible 102 Grantee granted a 102 Trustee Award shall comply with the ITO, and the terms and conditions of the applicable agreement entered into between the Company and/or an Israeli Related Entity and the Trustee. For avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the Rules. Further, the Eligible 102 Grantee agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.5.

In accordance with Section 102, the tax benefits afforded to 102 Awards and Award Shares in accordance with the Ordinary Income Track or Capital Gains Track, as applicable, shall be contingent upon the Trustee holding such 102 Awards or Award Shares for the applicable Required Holding Period. During the Required Holding Period, the Eligible 102 Grantees shall not require the Trustee to release or sell any 102 Trustee Awards, any Award and/or any shares of Class B Common Stock received subsequently following any realization of Rights derived from the Awards (including, without limitation, stock dividends) to the Eligible 102 Grantee or to a third party, unless permitted to do so by applicable law.

Notwithstanding the foregoing, the Trustee may at any time after the Awards are exercised or vested, as the case may be, pursuant to a written request and subject to applicable law (i) release from the Trust the Award Shares issued, on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee , provided, however, that both of the following conditions have been fulfilled prior to such transfer: (a) all Taxes required to be paid upon the release and transfer of such Awards and/or Award Shares have been withheld for transfer to the competent tax authorities and (b) the Trustee has received written confirmation from the Administrator or Administrator’s designee that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law; or (ii) Alternatively, provided that the shares of Class B Common Stock are listed on any stock exchange or quotation system, sell any Award Shares, in which event the Company and/or the Trustee shall use their reasonable efforts to effect such sale and shall transfer such Award Shares to the purchaser thereof concurrently with the receipt of, or after having made suitable arrangements to secure, the payment of the proceeds of the purchase price in such transaction. The Company and/or the Trustee, as applicable, shall withhold from such proceeds any and all Taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof directly to the Beneficial Grantee, reporting to such Beneficial Grantee on the amount so withheld and paid to said tax authorities.

To avoid doubt, such sale or release during the Required Holding Period may result in different tax ramifications to the Eligible 102 Grantee under Section 102 of the ITO and the Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Grantee.

4.6.	In the event a stock dividend is declared and/or additional Rights are granted with respect to Award Shares, such dividend and/or rights shall also be subject to the Taxation Track applying to the Award and to the provisions of this Section 4 and the Required Holding Period for such Award Shares and/or Rights shall be measured from the commencement of the Required Holding Period for the Awards with respect to which the dividend was declared and/or Rights granted. In the event of a cash dividend on shares of Class B Common Stock, the Trustee shall transfer the dividend proceeds to the Eligible 102 Grantee after deduction of Taxes and mandatory payments in compliance with applicable withholding requirements.

4.7.	Dividend equivalent, if distributed with respect to unvested Restricted Stock that were granted to an Eligible 102 Grantee, will be paid to the Trustee or to the relevant Israeli Related Entity which employs such Eligible 102 Grantee, as the case may be, and will be classified as ordinary income of such Eligible 102 Grantee. The Trustee or the said Israeli Related Entity shall withhold Taxes from such dividend equivalents as may be required pursuant to Section 102 and any Rules, regulations or orders promulgated thereunder, or in accordance with a valid tax withholding certificate of the ITO, as the case may be.

4.8.	Upon receipt of any 102 Trustee Award, the Eligible 102 Grantee will consent to the grant of the 102 Trustee Award under Section 102 and will undertake to comply with the terms and conditions of (i) Section 102 and any Rules, regulations or orders promulgated thereunder; (ii) any tax arrangement and/or ruling of the ITA, to the extent applicable; (iii) the Election; and (iv) the trust arrangement between the Company or the relevant Related Entity and the Trustee. Without derogating from the foregoing, each Eligible 102 Grantee shall undertake not to sell or transfer the Awards and/or the Award Shares prior to the lapse of the applicable Required Holding Period, unless required by law or he or she pays all Taxes that may arise in connection with such sale and/or transfer.

4.9.

Voting Rights. As long as the Trustee holds the Award Shares, the voting rights at any meeting of the Company’s shareholders attached to such Award Shares will remain with the Trustee. However, the Trustee shall not be obligated to exercise such voting rights at general meetings nor notify the Beneficial Grantee of any Award Shares held in the Trust, of any meeting of the Company’s shareholders.

Without derogating from the above, any Award Shares derived from the exercise or vesting of 102 Trustee Awards shall be voted in accordance with the provisions of Section 102 and any Rules, regulations or orders promulgated thereunder.

4.10.	With respect to a 102 Trustee Award, a copy of any notice of exercise shall be provided to the Trustee, in such form and method as may be determined by the Trustee in accordance with the requirements of Section 102.

4.11.	Notwithstanding the above in this Section 4, to the extent the Trustee is appointed and approved in advance by the ITA to act as a supervising trustee (the “ITA Approval” and the “Supervising Trustee”), such 102 Trustee Awards shall be managed through the Company’s global broker (the “Global Broker”) in an account in the name of each Eligible 102 Grantee and such accounts shall be under the supervision of the Supervising Trustee. The Supervising Trustee will receive reports from the Global Broker regarding deposits, vesting, conversion, exercise, and disposition (sale/transfer) made in connection with the 102 Trustee Awards (or any Award Shares issued as a result of a vesting or exercise of such 102 Trustee Awards). The accounts of the Eligible 102 Grantees with the Global Broker will be restricted in a manner instructed by the Company such that Eligible 102 Grantees may not take any action or perform any disposition with respect to 102 Trustee Awards (or any Award Shares issued as a result of a vesting or exercise of such 102 Trustee Awards) that is not made through the Trustee or under its supervision. Accordingly, when an Eligible 102 Grantee wishes to sell or otherwise dispose of its 102 Trustee Awards or Shares issued upon exercise or vesting of such 102 Trustee Awards, funds from such sale will be transferred to an account in the name of the Trustee who shall transfer the funds to the Eligible 102 Grantee only after withholding any applicable Israeli taxes as required by law. The Supervising Trustee shall be responsible for making all applicable reporting, and remitting all applicable tax withholding, with the ITA, all in accordance with the terms of the ITA’s Approval (the arrangement described in this Section 4.11, the “Supervising Trustee Arrangement”). For avoidance of doubt, in certain cases the Supervising Trustee Arrangement allows the transfer of such 102 Trustee Awards to the Supervising Trustee, including the registration of such 102 Trustee Awards under the name of the Supervising Trustee for the benefits of Eligible 102 Grantee.

5.	Limited Transferability of Awards and Award Shares of Class B Common Stock

In addition to any limitation or restriction on the transferability of Awards and/or shares of Class B Common Stock pursuant to the Plan, as long as Awards and/or Award Shares of Class B Common Stock are held by the Trustee on behalf the Eligible 102 Grantee, all rights over the Awards and Award Shares are personal, may not be transferred, assigned, pledged given as collateral or mortgaged, other than by will or pursuant to the laws of descent and distribution.

6.	Taxation

6.1.	Any tax consequences arising from the grant, vesting or exercise of any Award, from the issuance or sale of Award Shares, or from any other event or act (of the Company and/or its Related Entity s and/or the Trustee and/or the Grantee), hereunder, shall be borne solely by the Grantee. The Company and/or its Related Entity and/or the Trustee shall withhold Taxes according to the requirements under the applicable laws, rules, and regulations. Furthermore, the Grantee shall indemnify the Company and/or its Related Entity and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Grantee. The Company and/or any of its Related Entity and/or the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Taxes required by law to be withheld with respect to grants under the Plan and this Appendix and the exercise and/or sale or other disposition thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or shares of Class B Common Stock issuable) then or thereafter to be provided to the Grantee, including by deducting any such amount from a Grantee’s salary or other amounts payable to the Grantee, to the maximum extent permitted under applicable law and/or (ii) requiring the Grantee to pay to the Company or any of its Related Entities the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Award Shares and/or (iii) by causing the exercise and sale or disposition of any Award or Award Shares held by or on behalf of the Grantee to cover such liability. In addition, the Grantee will be required to pay any amount due in excess of the Tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2.	The Company and/or, when applicable, the Trustee shall not be required to release any Award or Award Share to an Israeli Grantee until all required Tax payments have been fully made or duly guaranteed to their full satisfaction.

6.3.	With respect to 102 Non-Trustee Awards, if the Grantee ceases to be employed by the Company or any Related Entity, the Eligible 102 Grantee shall extend to the Company and/or the relevant Related Entity, to their full satisfaction, a security or guarantee for the payment of Tax due at the time of sale of the Award Shares, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7.	Termination of Continuous Service as Employee

Notwithstanding anything to the contrary in the Plan, the termination of Continuous Service of an Eligible 102 Grantee as employee shall be the cessation of the employee-employer relationship between such Grantee and the Company or its Related Entity.

8.	One Time Award

The Awards and Award Shares are extraordinary, one-time benefits granted to Israeli Grantees, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law.

9.	Governing Law

Notwithstanding anything to the contrary in the Plan, including without limitation Section 20 of the Plan, with respect to Israeli Grantees subject to this Appendix, this Appendix, the Awards granted hereunder and the corresponding Agreements shall be governed by, and interpreted in accordance with, the laws of the State of Israel, without giving effect to any conflict of law provisions.

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